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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number        0-20988
                                                       -----------------------

                             Antex Biologics Inc.
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             (Exact name of registrant as specified in it charter)

        300 Professional Drive, Gaithersburg, MD  20879 (301) 590-0129
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

(1)  Units, consisting of one share of Common Stock and one Redeemable Warrant;
(2)  Redeemable Warrants to purchase one share of Common Stock
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            (Title of each class of securities covered by this Form)

                         Common Stock, par value $0.01
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        X           Rule 12h-3(b)(1)(i)        X
      Rule 12g-4(a)(l)(ii)      [ ]          Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(ii)      [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                             Rule 15d-6                [ ]

  Approximate number of holders of record as of the certification or notice
date:       Zero
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  Pursuant to the requirements of the Securities Exchange Act of 1934 Antex
Biologics Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   December 18, 1997             By:   /s/Gregory C. Zakarian
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                                              Gregory C. Zakarian
                                              Vice President and
                                                Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by an other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.